Northeast Utilities System Combined Condensed Financial Statements Giving Effect to the Yankee Energy System Merger
Actual and Pro Forma Balance Sheet
As of June 30, 1999
(000's)
(Unaudited)

                                                                               Pro Forma
                              Northeast        Yankee         Pro            Giving Effect
                              Utilities        Energy        Forma            to proposed
                               System       Systems, Inc.     Adj.           Transactions

ASSETS

Utility plant, net          $    6,110,287 $       375,441     $                 $  6,485,728
Other property and
  investments                      891,645          13,268                            904,913
Assets held for sale                                16,160                             16,160

Current Assets:
  Cash and cash
    equivalents                    220,318           5,443            0 [1]           225,761
  Accounts rec., net               342,518          43,485                            386,003
  Other current assets             504,649          14,876                            519,525

Regulatory assets
  and deferred charges           2,279,109          53,908        2,000 [2]         2,335,017

Purchase Price in
 Excess of Net Assets
 Acquired                                                       306,302 [3]           306,302
                               -----------    ------------     --------         -------------
Total assets                $   10,348,526 $       522,581     $308,302          $ 11,179,409
                               ===========    ============     ========         =============

CAPITALIZATION AND
  LIABILITES

Capitalization:
 Common shareholder's
     equity                      2,073,662         173,250       21,853 [4]         2,268,765

 Preferred stock not
  subject to mandatory
  redemption                       136,200                                            136,200
 Preferred stock
  subject to mandatory
  redemption                       141,039                                            141,039
   Long-term debt                3,151,013         164,000      263,673 [5]         3,578,686
                               -----------    ------------     --------         -------------
Total Capitalization             5,501,914         337,250      285,526             6,124,690


Minority interest in
 cons. subsidiaries                100,000                                            100,000

Obligations under
 capital leases                     79,628                                             79,628
Short-term debt                    258,000           2,000                            260,000
Other current
 liabilities                     1,012,943          58,462       22,776 [6]         1,094,181

Accumulated deferred
 income taxes                    1,811,673          61,705                          1,873,378
Other deferred credits           1,584,368          63,164                          1,647,532
                               -----------    ------------     --------         -------------
Total Capitalization
 and Liabilities            $   10,348,526 $       522,581 $    308,302    $       11,179,409
                               ===========    ============     ========         =============

References are based on numeric for Footnote references and alpha for actual journal entry adjustments.

[1] See notes and adjustments 4, 6, a, b.
[2] See notes and adjustments 6, a.
[3] See notes and adjustments 5, a, d.
[4] See notes and adjustments 7, a.
[5] See notes and adjustments 6, b.
[6] See notes and adjustments 6, 8, a, c.


Northeast Utilities System Combined Condensed Financial Statements Giving Effect to the Yankee Energy System Merger
Actual and Pro Forma Income Statement
Twelve Months Ended June 30, 1999
(000's)
(Unaudited)

                                                                                   Pro
                             Northeast          Yankee         Pro                Forma
                             Utilities          Energy        Forma              Giving
                              System            Systems        Adj.             Effect to
                                                                                 to Adj.

Operating Revenues         $      4,015,975 $      303,318 $                  $      4,319,293

Operating Expenses:
 Operation-
   Fuel, purchased
    and net inter-
    change power/gas              1,394,647        154,279                           1,548,926
   Other                          1,018,396         62,753                           1,081,149
Maintenance                         395,676         10,866                             406,542
Merger Expenses                                      1,382                               1,382
Depreciation                        326,145         20,724                             346,869
Amort. of Excess of
  Purch. Price over
  Net Assets Acq.                                                   7,854 [1]            7,854

Amort. of regulatory
 assets, net                        269,164                                            269,164
Federal and State
 Income Taxes                       232,382          8,508                             240,890
Taxes other than
  income taxes                      125,492         20,783                             146,275
                                 ----------     ----------     ----------           ----------
  Total operating
    expenses               $      3,761,902 $      279,295 $        7,854     $      4,049,051


Operating Income/
 (Loss)                             254,073         24,023         (7,854)             270,242

Other Income/
 (Expense):
Interest charges, net              (266,444)       (14,176)       (21,294)[2]         (301,914)
Income taxes, net                    86,504                         8,518 [3]           95,022
Other, net                         (166,350)           225                            (166,125)
                                 ----------     ----------     ----------           ----------
    Income/(Expense)
    before divdends                 (92,217)        10,072        (20,630)            (102,775)

Preferred dividends
  of subsidiaries                    24,189                                             24,189
                                 ----------     ----------     ----------           ----------
Net Income/(Loss)          $       (116,406)$       10,072 $      (20,630)    $       (126,964)
                                 ==========     ==========     ==========           ==========


Earnings Per
  Common Share--
   Basic and Diluted                  (0.89)          0.95                               (0.89)

Common Shares
  Outstanding
      (average)                 130,967,209     10,583,564      1,485,387          143,036,160


See accompanying Notes to Unaudited Pro Forma
Combined Condensed Financial statements.

References are based on numeric for Footnote references and alpha for actual journal entry adjustments.

[1] See notes and adjustments 9, d.
[2] See notes and adjustments 6, 10, c.
[3] See notes and adjustments 11, c.


Northeast Utilities System Combined Condensed Financial Statements Giving Effect to the Yankee Energy System Merger
Actual and Pro Forma Statement of Retained Earnings
As of June 30, 1999
(000's)
(Unaudited)


                                   Northeast     Yankee       Pro       Pro Forma
                                   Utilities     Energy       Forma     Giving Effect
                                    System       Systems,     Adj.      to proposed
                                                  Inc.                  Transactions

Balance at beginning
  of period                       $    695,855 $    19,080 $           $         714,935

Net Income/(Loss)                      (92,217)     10,072     (20,630)         (102,775)

Common Dividends                                                                       0

Cash dividends on preferred
  stock                                (24,189)                                  (24,189)

Adjustment                                                                             0
                                     ---------   ---------   ---------         ---------
Balance at end of period          $    579,449 $    29,152 $   (20,630)$         587,971
                                     =========   =========   =========         =========

See accompanying Notes to Unaudited Pro Forma
Combined Condensed Financial Statements.

Northeast Utilities System Combined Condensed Financial Statements Giving Effect to the Yankee Energy System Merger
Actual and Pro Forma Capital Structure
As of June 30, 1999
(000's)
(Unaudited)

                                                                             Pro Forma
                                  Northeast        Yankee        Pro       Giving Effect
                                  Utilities        Energy       Forma       to proposed
                                   System         Systems,       Adj.      Transactions
                                                    Inc.


Long-term Debt *                $     3,151,013 $     164,000 $  263,673 $         3,578,686

Preferred stock not
 subject to mandatory
 redemption                             136,200                                      136,200

Preferred stock subject
 to mandatory redemption                141,039                                      141,039

Common Stock Equity                   2,073,662       173,250     21,853           2,268,765
                                    -----------    ----------   --------      --------------
Total Capitalization            $     5,501,914 $     337,250 $  285,526 $         6,124,690
                                    ===========    ==========   ========      ==============

*  Does not include current portion

See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Statements.


Northeast Utilities System Combined Condensed
Financial Statements Giving Effect to the
Yankee Energy System Merger Pro Forma
Adjustments

(000's)

                                                                       Debit       Credit

a)  Purchase Price in Excess of Net Assets Acquired                      314,156
    Regulatory assets and deferred charges                                 2,000
         Other current liabilities                                                   10,000
         Common shareholder's equity                                                 42,483
         Cash                                                                       263,673

    To record the purchase of Yankee Energy System.




b)  Cash                                                                 263,673
        Long-term Debt                                                              263,673

    To record issuance of 8% amortizing notes payable to fund the cash consideration to be paid to Yankee Energy System shareholders.



c)  Interest charges, net                                                 21,294
    Other current liabilities                                              8,518
        Other current liabilities                                                    21,294
        Income taxes, net                                                             8,518

    To record addtional interest expense and debt issuance costs and related tax impacts.

d)  Amortization of Purchase Price in Excess of                            7,854
     Net Assets Acquired
         Purchase Price in Excess of                                                  7,854
          Net Assets Acquired

    To record the amortization of Purchase Price in Excess of Net Assets Acquired.


Northeast Utilities System Combined Condensed Financial
Statements
Giving Effect to the Yankee Energy System Merger
Footnotes to Pro Forma Financial Statements

(000's)

Note 1:  Unaudited Pro Forma Combined Condensed Financial
   Statements

The unaudited pro forma combined condensed Balance Sheet as of June 30, 1999 and the unaudited pro forma combined condensed
Income Statements for the twelve months ended June 30, 1999 combine the historical information of Northeast Utilities (NU) and Yankee Energy System (YES) to give effect of the proposed acquisition.

Note 2:  Accounting Method

The acquisition is accounted for using the purchase method of accounting in accordance with generally accepted accounting principles.

Note 3:  Merger

For purposes of reflecting the pro forma amounts, the balance sheets have given effect to the acquisition as if it had occurred at the end of each respective period and the income statements have given effect to the acquisition as if it had occurred at the beginning of each respective period.

Note 4:  Cash Consideration

Based on the assumed amounts to be paid at the merger date of of $479 million. The Shareholders' of YES will receive $45.00 a share, 45% payable in NU system shares and 55% payable in cash, which may be paid from cash on hand, proceeds from a NU debt offering, and proceeds from restructuring.

Note 5:  Excess of Purchase Price over Net Assets Acquired

Reflects the recognition of the excess amount of the purchase price over the net assets acquired, calculated as follows:

Purchase Price, assumed value of common stock
  and cash consideration (based on 10,653,457 YES
  shares outstanding at June 30, 1999 at $45 per share)                          $          479,406
Estimated Direct Costs to be incurred in consummating the
  proposed merger                                                                             8,000
                                                                                           --------
                                                                                            487,406
Net Assets of YES                                                                          (173,250)
                                                                                           --------
Excess of purchase price over net assets acquired                                $          314,156
                                                                                           ========
Note 6:  Long-term Debt

Reflects the issuance of $264 million principal amount of 8% amortizing notes payable. The proceeds of which may be used to fund the cash consideration paid to YES shareholders.

An estimate of $2 million of Debt Issuance Costs has also been reflected as a pro forma adjustment related to this debt issuance.

Note 7:  Common Shareholder's Equity

Based on the assumed amounts to be paid at the merger date.
The Shareholders' of YES will receive $45 per share, 45% payable in NU System shares and 55% payable in cash.
Reflects the issuance of 12,068,951 shares of NU System common stock at an assumed issuance cost of $17.875 per share, net of the elimination of YES shareholders' equity.

Note 8:  Merger Related Costs

Northeast Utilities System and Yankee Energy System will incur direct expenses related to the merger, including accounting and consulting fees. The pro forma adjustments include an estimate for Northeast Utilities System's merger-related costs of $8 million, which is included in the Excess of Purchase
Price over Net Assets Acquired. YES expects to incur approximately $5 million of merger-related costs, which it will expense as incurred.

Note 9:  Amortization of the Excess of Purchase Price over
Net Assets Acquired

Represents the amortization of the excess of purchase price over net assets acquired which is not tax deductible, over a 40 year period.

Note 10:  Interest Expense, net

Represents the interest expense related to the issuance of $264 million principal amount of 8% notes payable and the amortization of deferred financing costs over ten years.

Note 11:  Income Taxes

Income Taxes on the pro forma income statements have been based on a rate of 40%. A tax benefit has not been provided for the Excess of Purchase Price over Net Assets Acquired since it is not tax deductible.

Note 12:  Earnings Per Share

Reflects the issuance of 12,068,951 shares of NU System
Common Shares at an assumed issuance cost of $17.875 at June 30, 1999 net of the elimination of the YES shares outstanding.
